                                                                 EXHIBIT (a)(13)

                       OFFER TO PURCHASE FOR CASH UP TO
                50.1% OF THE OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                                   IBP, INC.

                                      AT

                             $30.00 NET PER SHARE

                                      BY

                         LASSO ACQUISITION CORPORATION
                         A WHOLLY-OWNED SUBSIDIARY OF

                               TYSON FOODS, INC.

                                                                    July 3, 2001

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated July 3, 2001 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Lasso Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Tyson Foods, Inc. ("Tyson"), to purchase for cash up to a number of shares of common stock, par value $0.05 per share (the "Shares"), of IBP, inc., a Delaware corporation (the "Company") which, together with the Shares owned by Tyson, represents 50.1% of the outstanding Shares. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is invited to the following:

    1. The tender price is $30.00 per Share, net to you in cash.

    2. The Offer, proration period and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, August 3, 2001, unless the Offer is extended.

    3. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares of the Company representing, together with Shares owned by Tyson, at least 50.1% of the total number of Shares outstanding. The Offer is also subject to certain other terms and conditions set forth in the Offer to Purchase.

    4. The Purchaser may extend the expiration date of the Offer until August 15, 2001 unless prior to that date, an order is entered approving the settlement of IN RE IBP, INC. SHAREHOLDERS LITIGATION, C.A. No. 18373, Court of Chancery of the State of Delaware. The Purchaser may also extend the expiration date of the Offer until September 1, 2001 unless prior to that date, Tyson or Purchaser obtains financing to enable Purchaser to pay for the tendered Shares.

    5. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Wilmington Trust Company (the "Depositary") of (a) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

                                      2

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                         INSTRUCTIONS WITH RESPECT TO
                          OFFER TO PURCHASE FOR CASH
                     UP TO 50.1% OF THE OUTSTANDING SHARES

                                      OF

                                   IBP, INC.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 3, 2001, and the related Letter of Transmittal, in connection with the offer by Lasso Acquisition Corporation to purchase up to a number of shares of common stock, $0.05 par value per share (the "Shares"), of IBP, inc. which, together with the Shares owned by Tyson Foods, Inc., represents approximately 50.1% of the outstanding Shares.

   This will instruct you to tender the number of the Shares as indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be Tendered:                     SIGN HERE

         Shares*
                                 -------------------------------------------------

Dated              , 2001        -------------------------------------------------
                                                   Signature(s)
                                 -------------------------------------------------
                                           Please type or print name(s)

                                 -------------------------------------------------
                                           Please type or print address

                                 -------------------------------------------------
                                          Area Code and Telephone Number

                                 -------------------------------------------------
                                 Taxpayer Identification or Social Security Number

                   PLEASE RETURN THIS FORM TO THE BROKERAGE
                         FIRM MAINTAINING YOUR ACCOUNT

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.